Exhibit 10.1

December 11, 2009

Mr. Steven W. Alesio

c/o The Dun & Bradstreet Corporation

103 JFK Parkway

Short Hills, New Jersey 07078

Re:	Amendment No. 4 to Employment Agreement

Dear Steven:

This letter will confirm our agreement that as of January 1, 2010 you will cease to serve as Chief Executive Officer of The Dun & Bradstreet Corporation (the “Company”), but will continue to serve as a full-time employee as the Chairman of the Board of Directors of the Company (the “Board”) until June 30, 2010, subject to earlier termination in accordance with your employment agreement dated December 31, 2004, with the Company (as amended and supplemented, the “Agreement”). On June 30, 2010, you shall retire from full-time employment and as the Chairman of the Board and director unless you and the Company agree otherwise.

As the Chairman of the Board, you will provide leadership to the Board and perform the following duties: act as liaison between the Board and the management of the Company; establish procedures to govern the Board’s work; schedule regular and special Board meetings and organize agendas for such meetings with input from the Chief Executive Officer and Board members; ensure proper flow of information to the Board; review the adequacy and timing of documentary and other presentations to the Board; ensure appropriate committee structures and duties, and recommend to the Board Affairs Committee the appointment of committee members and chairpersons; preside at all meetings of the Board. You will have such other powers and perform other duties consistent with such position as may be prescribed by the Board. In addition, you will provide guidance and counseling to the CEO on a regular basis. And you will also undertake projects consistent with your position as reasonably requested of you by the Chief Executive Officer or the Board.

For 2010, you will receive the same Base Salary rate as in 2009 and your Annual Bonus will have threshold, target and maximum levels at the same levels as in 2009 and subject to the same performance criteria as that used for other senior executives. The achieved bonus, pro-rated for the period of your service, will be paid in 2011 when bonuses are paid to the other senior executives. You will also be provided equity grants with the same economic value in 2010 that you received in 2009. 50% of the value of such grants shall be in the form of stock options (the “Stock Option Grant”) and 50% shall be in the form of restricted stock units (the “RSU Grant”), and such grants shall be made in 2010 at the time the annual equity grants for other senior executives are approved by the Compensation and Benefits Committee (the “C&BC”). The Stock Option Grant and the RSU Grant shall otherwise be on the terms of the applicable grant agreements approved by the C&BC; except that neither the Stock Option Grant nor the RSU Grant shall be subject to forfeiture provided that you have remained the full time employee and

Chairman of the Board from the date here of until June 30, 2010. All of the other compensation and benefits provided to you will remain the same.

You will become eligible to receive benefits under all benefit and equity plans as a retiree as of June 30, 2010. As a retiree, all unvested restricted stock (other than the RSU Grant) shall vest and your unvested stock options shall continue to vest as if you remained actively employed with the Company. You, your spouse and dependants will be entitled to participate in the Company retiree medical and dental plans that the Company has adopted, provided that you will be solely responsible for the full cost premium for such continued coverage.

The ceasing of your being Chief Executive Officer pursuant to this letter will not be “good reason” under the Agreement nor will be implementation of the other terms of this letter, including your retirement on June 30, 2010.

All other terms of the Agreement and the Change in Control Agreement will remain unchanged and, as amended, the Agreement will remain in full force and effect. This letter will serve as an amendment to the Agreement. Please execute and return this letter to us.

Sincerely,

THE DUN & BRADSTREET CORPORATION

By:	/s/ Jeffrey S. Hurwitz
Name: Jeffrey S. Hurwitz
Title: Senior Vice President and General Counsel

Agreed to and Accepted:

    /s/ Steven W. Alesio

Steven W. Alesio